Fund Name
Issuer
Date of
Purchase
Aggregate
principal
amount of
purchase
Aggregate
principal
amount of
offering
Purchase
price (net of
fees and
expenses)
Date offering
commenced
Price paid by
each
purchaser of
these
securities in
this or any
concurrent
offering
Underwriter
from whom
purchased
Name of Affiliated
Underwriter (as defined in the
Rule 10f-3 procedures)
managing or participating in
syndicate (attach list of all
members of syndicate)
Commission,
spread or
profit


KP FIXED
INCOME
FUND (Fund
8970)
JP Morgan Chase
11/03/2017
$9,574,000
1,750,000,000
100
11/03/2017
100
JP Morgan
Natixis
0.875%


KP FIXED
INCOME
FUND (Fund
8970)
Goldman Sachs
Group
09/26/2017
$13,445,000
2,500,000,000
100
09/26/2017
100
Natixis
Natixis
0.40%


KP FIXED
INCOME
FUND (Fund
8970)
Noble Energy Inc
08/08/2017
$5,476,379.28
500,000,000
99.643
08/08/2017
99.643
Natixis
Natixis
0.875%


KP FIXED
INCOME
FUND (Fund
8970)
Morgan Stanley
07/19/2017
$8,079,000
2,000,000,000
100
07/19/2017
100
Natixis
Natixis
0.875%